Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-4, and any amendments thereto (the “Registration Statement”), of Chevron Corporation of our audit report, dated January 19, 2021, included in or made part of the Annual Report on Form 10-K of Chevron Corporation for the year ended December 31, 2020. We also hereby consent to all references to our firm or such audit report included in or incorporated by reference into such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 22, 2021